Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street

Washington D.C. 20549

We were previously the independent accountants for Templeton Global Investment Trust (Templeton Growth and Income Fund, Templeton Global Infrastructure Fund, Templeton America Government Securities Fund, Templeton Latin America Fund and Templeton International Fund). We have read their notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.

                                           /s/MCGLADREY & PULLEN, LLP

New York, New York
November 29, 1999